Media Contacts:

Aquila

Al Butkus	(816) 467-3616
Media Relations	(816) 467-3000

Black Hills Corporation

Barbara Zar	(605) 721-2366

Investor Relations:

Aquila
Jason Ketchum	(816) 467-3274
Toll-free	(800) 487-6661

Black Hills Corporation

Dale Jahr	(605) 721-2326

AQUILA AND BLACK HILLS CORPORATION FILE

FOR ANTITRUST CLEARANCE ON PROPOSED TRANSACTION

KANSAS CITY, MO, Aug. 2, 2007 – Aquila, Inc. (NYSE: ILA) and Black Hills Corporation (NYSE: BKH) today announced that they have filed notifications for antitrust clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. These filings relate to the previously announced agreement for Black Hills to acquire Aquila electric generating and distribution properties in Colorado and its natural gas distribution properties in Colorado, Iowa, Kansas and Nebraska.

The companies anticipate that the 30-day initial waiting period applicable to the proposed transaction under Hart-Scott-Rodino will expire at 11:59 p.m. on September 4, 2007, unless this period is terminated earlier or extended. The filing of Hart-Scott-Rodino notifications and the expiration of the applicable waiting period is required for each party to close the proposed transaction.

In April 2007, Aquila and Black Hills filed the requisite state regulatory applications regarding the proposed transaction, including regulatory applications in Colorado, Iowa, Kansas and Nebraska. With today’s filing of the Hart-Scott-Rodino notifications, the companies have now filed applications for all state and federal regulatory approvals and reviews required for the proposed acquisition.

###

Page 2, Aquila and Black Hills Corporation

Additional Information and Where to Find It

In connection with the merger of Aquila with a subsidiary of Great Plains Energy, Great Plains Energy filed with the SEC a registration statement on Form S-4 (Registration No. 333-142715), containing a preliminary joint proxy statement/prospectus and other relevant materials. The final joint proxy statement/prospectus will be mailed to Aquila’s stockholders. AQUILA’S INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND THE OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT GREAT PLAINS ENERGY, AQUILA AND THE MERGER. The registration statement and joint proxy statement/prospectus and other relevant materials (when they become available), and any other documents filed by Great Plains Energy or Aquila with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents (when they are available) filed with the SEC by Great Plains Energy by directing a request to: Great Plains Energy, 1201 Walnut, Kansas City, MO 64106, Attn: Investor Relations. Investors and security holders may obtain free copies of the documents filed with the SEC by Aquila (when they are available) by contacting Aquila, 20 West Ninth Street, Kansas City, MO 64105, Attn: Investor Relations.

Participants in Proxy Solicitation

Aquila and its executive officers and directors may be deemed to be participants in the solicitation of proxies relating to the proposed merger. Information regarding our executive officers and directors and their ownership of our common stock is set forth in the proxy statement for our 2007 Annual Meeting of Stockholders, which was filed with the SEC on March 21, 2007. Investors and security holders may obtain more detailed information regarding the interests of Aquila and its executive officers and directors in the merger by reading the joint proxy statement/prospectus regarding the merger.